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                                                                     EXHIBIT 5.1


                          [GOODWIN PROCTER LETTERHEAD]




                                  March 28, 2002



DOV Pharmaceutical, Inc.
433 Hackensack Avenue
Hackensack, NJ 07601

Ladies and Gentlemen:

      Re:   REGISTRATION STATEMENT ON FORM S-1

      This opinion is delivered in our capacity as special counsel to DOV Pharmaceutical, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of a Registration Statement on Form S-1 (the "Registration Statement") relating to 5,750,000 shares of Common Stock, par value $0.0001 per share (the "Registered Shares"). The Registered Shares are to be sold to the several underwriters (the "Underwriters") of which Lehman Brothers Inc., CIBC World Markets Corp., Lazard Freres & Co. LLC and Fidelity Capital Markets, a division of National Financial Services LLC, are the representatives (the "Representatives") pursuant to an Underwriting Agreement (the "Underwriting Agreement") to be entered into between the Company and the Representatives of the Underwriters.

      As counsel for the Company, we have examined the form of the proposed Underwriting Agreement being filed as an exhibit to the Registration Statement, the Company's Second Amended and Restated Certificate of Incorporation and the Company's by-laws, and such records, certificates and other documents of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

      We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America, the laws of The Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware (the "DGCL"), including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the DGCL and the Delaware Constitution.


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DOV Pharmaceutical, Inc.
March 28, 2002
Page 2


      Based on the foregoing, we are of the opinion that the Registered Shares are duly authorized and, when the Underwriting Agreement is completed (including the insertion therein of pricing terms) and executed by the Company and on behalf of the Underwriters, and the Registered Shares are sold to the Underwriters and paid for pursuant to the terms of the Underwriting Agreement, the Registered Shares will be validly issued, fully paid and non-assessable by the Company under the DGCL.

      This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 57 Business Lawyer 875 (February 2002).

      We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption "Legal Matters," and to the inclusion of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ Goodwin Procter LLP

                                          GOODWIN PROCTER LLP